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                                                                    Exhibit 12.1

                          VERITAS SOFTWARE CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

                                                   SIX MONTHS ENDED                            YEAR ENDED
                                                        JUNE 30,                              DECEMBER 31,
                                                    2003      2002      2002         2001         2000          1999        1998
                                                    ----      ----      ----         ----         ----          ----        ----
Fixed charges
     Interest expense                            $ 15,536   $ 15,383  $ 30,770   $  29,381    $   31,567     $  15,659    $  5,700
     Interest related to rental expense            31,426     34,388    68,655      60,317        35,185        17,363       1,350
                                                 --------   --------  --------   ---------    ----------     ---------    --------
        Total fixed charges                      $ 46,962   $ 49,771  $ 99,425   $  89,698    $   66,752     $  33,022    $  7,050
                                                 ========   ========  ========   =========    ==========     =========    ========
Earnings:
     Income (loss) before income taxes            145,238    103,694   128,245    (528,592)     (539,048)     (467,568)     59,789
     Fixed charges                                 46,962     49,771    99,425      89,698        66,752        33,022       7,050
                                                 --------   --------  --------   ---------    ----------     ---------    --------
        Total earnings (loss) for computation
        of ratio                                 $192,200   $153,465  $227,670   $(438,894)   $ (472,296)    $(434,546)   $ 66,839
                                                 ========   ========  ========   =========    ==========     =========    ========
Ratio of earnings to fixed charges (1)                4.1        3.1       2.3           -             -             -         9.5

(1) For our fiscal years ended December 31, 2001, 2000 and 1999, earnings were inadequate to cover fixed charges by $528.6 million, $539.0 million and $467.6 million, respectively.